SENSATA TECHNOLOGIES REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS
Swindon, United Kingdom – July 28, 2020 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its second quarter ended June 30, 2020.
Operating results for the second quarter of 2020 compared to the second quarter of 2019 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:

•	Revenue was $576.5 million, a decrease of $307.2 million, or 34.8%, compared to $883.7 million in the second quarter of 2019.

•	Revenue declined 33.9% from the second quarter of 2019 on an organic basis, which excludes a (0.9%) effect from foreign currency exchange rates versus the prior year period.
Operating (loss)/income:

•	Operating loss was $(1.9) million ((0.3%) of revenue), a decrease of $149.3 million, or 101.3%, compared to operating income of $147.4 million (16.7% of revenue) in the second quarter of 2019.

•
Adjusted operating income was $75.0 million (13.0% of revenue), a decrease of $130.2 million, or 63.4%, compared to adjusted operating income of $205.1 million (23.2% of revenue) in the second quarter of 2019.

Earnings/(loss) per share:

•	Loss per share was $(0.27), a decrease of 160.0% compared to earnings per share of $0.45 in the second quarter of 2019.

•	Adjusted earnings per share was $0.18, a decrease of 80.6% compared to adjusted earnings per share of $0.93 in the second quarter of 2019.

•	Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.04 in the second quarter of 2020 compared to the prior year period.

"During this unprecedented time, we continue to prioritize the health of our employees and the communities in which we operate. We are committed to help prevent the spread of COVID-19 and to delivering mission-critical products to our customers," said Jeff Cote, CEO and President of Sensata. "Despite end-market challenges in the quarter, our performance demonstrates the long-term potential of our company. Several first half 2020 successes include:

•	End market outgrowth of 750bps in our Automotive business and 840bps in our Heavy Vehicle Off Road business;

•	New business awards of over $225 million, including $108 million in electrification, a key growth area for Sensata;

•	Free cash flow of $114 million, demonstrating our flexible cost structure; and,

•	The acquisition of PRECO Electronics that significantly enhances our image and object sensing capabilities, further strengthening the foundation for our efforts in Autonomy."
Operating results for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:

•	Revenue was $1,350.8 million, a decrease of $403.5 million, or 23.0%, compared to $1,754.2 million in the six months ended June 30, 2019.

•	Revenue declined 22.3% from the six months ended June 30, 2019 on an organic basis, which excludes a (0.7%) effect from foreign currency exchange rates versus the prior year period.
Operating income:

•	Operating income was $56.7 million (4.2% of revenue), a decrease of $233.3 million, or 80.4%, compared to operating income of $290.0 million (16.5% of revenue) in the six months ended June 30, 2019.

•
Adjusted operating income was $211.7 million (15.7% of revenue), a decrease of $182.0 million, or 46.2%, compared to adjusted operating income of $393.7 million (22.4% of revenue) in the six months ended June 30, 2019.

Earnings/(loss) per share:

•	Loss per share was $(0.22), a decrease of 122.7% compared to earnings per share of $0.97 in the six months ended June 30, 2019.

•	Adjusted earnings per share was $0.70, a decrease of 60.5% compared to adjusted earnings per share of $1.77 in the six months ended June 30, 2019.

•	Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.02 in the six months ended June 30, 2020 compared to the prior year period.
Sensata generated $170.3 million of operating cash flow in the six months ended June 30, 2020, compared to $252.2 million in the prior year. The Company's free cash flow totaled $113.6 million in the six months ended June 30, 2020 compared to $170.6 million in the prior year.
During the six months ended June 30, 2020, Sensata repurchased approximately 0.9 million ordinary shares for total consideration of $35.2 million as part of its existing share repurchase program, leaving approximately $302.3 million available for future share repurchases as of June 30, 2020. On April 2, 2020, management temporarily suspended the share repurchase program to enhance the Company's financial flexibility.

Segment Performance *

	For the three months ended June 30,		For the six months ended June 30,
$ in 000s	2020	2019	2020	2019
Performance Sensing
Revenue	$385,207	$644,516	$953,896	$1,284,544
Operating income	60,756	173,420	195,802	328,742
% of Performance Sensing revenue	15.8%	26.9%	20.5%	25.6%

Sensing Solutions
Revenue	$191,298	$239,210	$396,878	$469,681
Operating income	55,787	77,731	112,316	153,256
% of Sensing Solutions revenue	29.2%	32.5%	28.3%	32.6%
* Historical amounts have been restated to reflect the reclassification of spending on Megatrend growth initiatives from the operating Segments to Corporate and Other in order to provide greater transparency into the investment as well as the operating performance of our reporting segments.
Guidance
"Given uncertainty related to the duration and magnitude of the COVID-19 global pandemic and the recovery of our core markets, we withdrew financial guidance on April 2," said Paul Vasington, CFO of Sensata. "We are seeing increased business activity as economies gradually reopen in Asia, Europe and the U.S., which has translated into an improved sequential order rate. We saw improved monthly deliveries during the second quarter and into the first half of July. While we are encouraged by recent improved commercial activity and order rates, it remains unclear whether those order rates will be sustained, as well as when demand and market conditions will normalize to pre-pandemic levels; therefore, it remains difficult to forecast our full-year 2020 performance. However, assuming no significant reversal in current market conditions, we expect third quarter revenue to be in the range of $675 to $705 million and Adjusted EPS in the range of $0.38 to $0.46."

“In addition to implementing previously-announced short-term cost reduction actions, within the second quarter we undertook a series of steps to better align our operational costs with demand levels that we anticipate over the coming quarters,” continued Mr. Vasington. “We expect these actions will result in costs savings of approximately $60 to $65 million in 2021, including $49 million of people and facility cost savings. To help achieve these savings, we recorded restructuring charges of $26 million related to workforce reduction plans in the second quarter and, coupled with additional actions planned in the second half of 2020, we expect to record total restructuring charges of $43 to $49 million.”

Q3 2020 Guidance
$ in millions, except EPS	Q3-19	Q3-20 Guidance	Y/Y Change
Revenue	$849.7	$675 - $705	(21%) - (17%)
organic growth
Adjusted Operating Income	$199.5	$110 - $124	(45%) - (38%)
Adjusted Net Income	$144.6	$60 - $74	(59%) - (49%)
Adjusted EPS	$0.90	$0.38 - $0.46	(58%) - (49%)

Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its second quarter financial results and its near-term outlook. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411. Callers should reference the "Sensata second quarter 2020 earnings conference call." A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until August 4, 2020. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10146020.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 21,000 employees and operations in 11 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, and segment operating margin measured on a constant currency basis. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995, which relate to future events and are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance and financial condition, among other matters, may contain words or phrases such as: “believe,” “continue,” “expect,” “look ahead,” “predict,” or “will,” and other words and phrases of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity or other financial matters, together with any statements related in any way to the COVID-19 pandemic including its impact on the Company. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, the following: future risks and existing uncertainties associated with the COVID-19 pandemic, which continues to have a significant adverse impact on our operations including, depending on the specific location, full or partial shutdowns of our facilities as mandated by government decree, government actions limiting our ability to adjust certain costs, significant travel restrictions, “work-from-home” orders, limited availability of our workforce, supplier constraints, supply chain interruptions, logistics challenges and limitations, and reduced demand from certain customers; uncertainties associated with a protracted economic slowdown that could negatively affect the financial condition of our customers and suppliers; uncertainties and volatility in the global capital markets; political, economic, military and other risks in countries outside of the United States; the impact of general economic conditions, geopolitical conditions and U.S. trade policies, legislation, trade disputes, treaties and tariffs, including those affecting China, on the Company’s business operations; risks associated with the improper conduct by any of our employees, customers, suppliers, distributors or any other business partners which could impair our business reputation and financial results and could result in our non-compliance with anti-corruption laws and regulations of the U.S. government and various foreign jurisdictions; changes in exchange rates of the various currencies in which the Company conducts business; the Company’s ability to obtain a consistent supply of materials, at stable pricing levels; changes in defense expenditures in the military market, including the impact of reductions or changes in the defense budgets of U.S. and foreign governments; the Company’s ability to compete successfully on the basis of technology innovation, product quality and performance, price, customer service and delivery time; the

Company’s ability to continue to conceive, design, manufacture and market new products and upon continuing market acceptance of its existing and future product lines; difficulties and unanticipated expenses in connection with purchasing and integrating newly acquired businesses, including the potential for the impairment of goodwill and other intangible assets; events beyond the Company’s control that could lead to an inability to meet its financial covenants under its credit arrangements; the Company’s ability to access the capital markets on favorable terms, including as a result of significant deterioration of general economic or capital market conditions, or as a result of a downgrade in the Company’s credit rating; changes in interest rates; governmental export and import controls that certain of our products may be subject to, including export licensing, customs regulations, economic sanctions or other laws; cybersecurity threats or incidents that could arise on our information technology systems that could disrupt business operations and adversely impact our reputation and operating results and potentially lead to litigation and/or governmental investigations; changes in fiscal and tax policies, audits and examinations by taxing authorities, laws, regulations and guidance in the United States and foreign jurisdictions; any difficulties in protecting the Company’s intellectual property rights; and litigation, customer claims, product recalls, governmental investigations, criminal liability or environmental matters. In addition, the extent to which the COVID-19 pandemic will continue to impact our business and financial results going forward will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.
A further description of these uncertainties and other risks can be found in the Company's 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other reports filed with the SEC. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Net revenue	$576,505	$883,726	$1,350,774	$1,754,225
Operating costs and expenses:
Cost of revenue	412,443	575,235	978,849	1,156,041
Research and development	30,239	36,685	64,692	71,781
Selling, general and administrative	64,730	72,026	141,951	142,575
Amortization of intangible assets	32,743	36,031	65,835	72,174
Restructuring and other charges, net	38,218	16,310	42,716	21,619
Total operating costs and expenses	578,373	736,287	1,294,043	1,464,190
Operating (loss)/income	(1,868)	147,439	56,731	290,035
Interest expense, net	(40,808)	(39,608)	(80,211)	(78,861)
Other, net	1,576	(3,554)	(10,705)	(365)
(Loss)/income before taxes	(41,100)	104,277	(34,185)	210,809
Provision for/(benefit from) income taxes	1,441	30,841	(75)	52,308
Net (loss)/income	$(42,541)	$73,436	$(34,110)	$158,501

Net (loss)/income per share:
Basic	$(0.27)	$0.45	$(0.22)	$0.98
Diluted	$(0.27)	$0.45	$(0.22)	$0.97

Weighted-average ordinary shares outstanding:
Basic	157,186	161,618	157,392	162,433
Diluted	157,186	162,478	157,392	163,500

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,242,949	$774,119
Accounts receivable, net of allowances	443,712	557,874
Inventories	488,807	506,678
Prepaid expenses and other current assets	103,696	126,981
Total current assets	2,279,164	1,965,652
Property, plant and equipment, net	815,872	830,998
Goodwill	3,093,598	3,093,598
Other intangible assets, net	706,102	770,904
Deferred income tax assets	29,011	21,150
Other assets	161,138	152,217
Total assets	$7,084,885	$6,834,519

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$407,042	$6,918
Accounts payable	250,219	376,968
Income taxes payable	866	35,234
Accrued expenses and other current liabilities	268,432	215,626
Total current liabilities	926,559	634,746
Deferred income tax liabilities	254,230	251,033
Pension and other post-retirement benefit obligations	31,900	36,100
Finance lease and other financing obligations, less current portion	28,243	28,810
Long-term debt, net	3,220,833	3,219,885
Other long-term liabilities	129,715	90,190
Total liabilities	4,591,480	4,260,764
Total shareholders’ equity	2,493,405	2,573,755
Total liabilities and shareholders’ equity	$7,084,885	$6,834,519

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss)/income	$(34,110)	$158,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65,288	55,182
Amortization of debt issuance costs	3,263	3,718
Share-based compensation	9,590	12,425
Amortization of intangible assets	65,835	72,174
Deferred income taxes	1,500	13,213
Loss on litigation judgment	41,314	—
Unrealized loss on derivative instruments and other	8,035	16,717
Changes in operating assets and liabilities	9,557	(79,764)
Net cash provided by operating activities	170,272	252,166

Cash flows from investing activities:
Acquisitions, net of cash received	—	(1,681)
Additions to property, plant and equipment and capitalized software	(56,697)	(81,549)
Other	(3,798)	305
Net cash used in investing activities	(60,495)	(82,925)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	1,146	7,099
Payments of employee restricted stock tax withholdings	(2,314)	(6,778)
Proceeds from borrowings on Revolving Credit Facility	400,000	—
Payments on debt	(4,604)	(8,248)
Payments to repurchase ordinary shares	(35,175)	(168,198)
Payments of debt and equity issuance costs	—	(1,876)
Net cash provided by/(used in) financing activities	359,053	(178,001)
Net change in cash and cash equivalents	468,830	(8,760)
Cash and cash equivalents, beginning of period	774,119	729,833
Cash and cash equivalents, end of period	$1,242,949	$721,073

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Performance Sensing	66.8%	72.9%	70.6%	73.2%
Sensing Solutions	33.2%	27.1%	29.4%	26.8%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Americas	33.3%	43.0%	39.4%	43.1%
Europe	22.6%	28.8%	26.5%	29.1%
Asia/Rest of World	44.1%	28.2%	34.1%	27.8%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Automotive*	51.0%	57.6%	54.8%	57.7%
Heavy vehicle and off-road	17.1%	16.5%	17.0%	16.8%
Appliance and heating, ventilation and air-conditioning	7.6%	6.3%	6.6%	6.1%
Industrial	13.7%	10.8%	11.8%	10.7%
Aerospace	4.7%	5.1%	5.1%	5.0%
All other	5.9%	3.7%	4.7%	3.7%
Total	100.0%	100.0%	100.0%	100.0%

*
Includes amounts reflected in the Sensing Solutions segment as follows: $7.3 million and $10.7 million of revenue in the three months ended June 30, 2020 and 2019, respectively, and $15.5 million and $22.1 million of revenue in the six months ended June 30, 2020 and 2019, respectively.

End Market Growth (Unaudited)

	For the three months ended June 30, 2020				For the six months ended June 30, 2020
	Reported Growth	Organic Growth	End Market Growth		Reported Growth	Organic Growth	End Market Growth
Automotive	(42.5%)	(41.6%)	(50.5%)	*	(26.9%)	(26.1%)	(35.1%)	*
Heavy vehicle and off-road	(32.5%)	(31.5%)	(39.0%)		(21.9)%	(21.0%)	(29.4%)
* Excludes Toyota, adjusted for Sensata's geographic mix.

The following unaudited tables reconcile Sensata’s GAAP to non-GAAP financial measures for the three months ended June 30, 2020 and 2019. Amounts presented in these tables may not appear to sum due to the effect of rounding.

($ in thousands, except per share amounts)	For the three months ended June 30, 2020
	Operating (Loss)/Income	Operating Margin	Income Taxes	Net (Loss)/ Income	Diluted EPS
Reported (GAAP)	$(1,868)	(0.3%)	$1,441	$(42,541)	$(0.27)
Non-GAAP adjustments:
Restructuring related and other (1)	40,839	7.1%	(9,110)	33,598	0.21
Financing and other transaction costs	3,619	0.6%	—	3,619	0.02
Step-up depreciation and amortization	31,897	5.5%	—	31,897	0.20
Deferred loss/(gain) on derivative instruments	500	0.1%	—	(4,927)	(0.03)
Amortization of debt issuance costs	—	—%	—	1,632	0.01
Deferred taxes and other tax related	—	—%	4,400	4,400	0.03
Total adjustments	76,855	13.3%	(4,710)	70,219	0.45
Adjusted (non-GAAP)	$74,987	13.0%	$6,151	$27,678	$0.18

(1)
Includes $12.1 million of pre-judgment interest-related damages awarded by the court on a judgment against us in connection with a patent infringement case brought by Wasica Finance Gmbh ("Wasica"), and $26.0 million of charges recognized related to a global restructuring program (the "Q2 2020 Global Restructure Program") commenced in the second quarter. Refer to our second quarter 2020 Form 10-Q for additional information regarding this litigation and the restructuring program.

($ in thousands, except per share amounts)	For the three months ended June 30, 2019
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$147,439	16.7%	$30,841	$73,436	$0.45
Non-GAAP adjustments:
Restructuring related and other	21,313	2.4%	(400)	20,913	0.13
Financing and other transaction costs	1,642	0.2%	—	2,450	0.02
Step-up depreciation and amortization	35,297	4.0%	—	35,297	0.22
Deferred gain on derivative instruments	(554)	(0.1%)	—	(452)	(0.00)
Amortization of debt issuance costs	—	—%	—	1,882	0.01
Deferred taxes and other tax related	—	—%	16,846	16,846	0.10
Total adjustments	57,698	6.5%	16,446	76,936	0.47
Adjusted (non-GAAP)	$205,137	23.2%	$14,395	$150,372	$0.93

The following unaudited tables reconcile Sensata’s GAAP to non-GAAP financial measures for the six months ended June 30, 2020 and 2019. Amounts presented in these tables may not appear to sum due to the effect of rounding.

($ in thousands, except per share amounts)	For the six months ended June 30, 2020
	Operating Income	Operating Margin	Income Taxes	Net (Loss)/Income	Diluted EPS
Reported (GAAP)	$56,731	4.2%	$(75)	$(34,110)	$(0.22)
Non-GAAP adjustments:
Restructuring related and other (1)	84,596	6.3%	(18,379)	71,786	0.45
Financing and other transaction costs	5,353	0.4%	—	5,353	0.03
Step-up depreciation and amortization	64,168	4.8%	—	64,168	0.41
Deferred loss on derivative instruments	809	0.1%	—	957	0.01
Amortization of debt issuance costs	—	—%	—	3,263	0.02
Deferred taxes and other tax related	—	—%	(531)	(531)	(0.00)
Total adjustments	154,926	11.5%	(18,910)	144,996	0.92
Adjusted (non-GAAP)	$211,657	15.7%	$18,835	$110,886	$0.70

(1)
Includes a $29.2 million loss recorded through cost of revenue in the first quarter of 2020 related to the patent infringement case brought by Wasica, $12.1 million of pre-judgment interest-related damages awarded by the court related to this judgment, and $26.0 million of charges recognized related to the Q2 2020 Global Restructure Program. Refer to our second quarter 2020 Form 10-Q for additional information regarding this litigation and the restructuring program.

($ in thousands, except per share amounts)	For the six months ended June 30, 2019
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$290,035	16.5%	$52,308	$158,501	$0.97
Non-GAAP adjustments:
Restructuring related and other	29,359	1.7%	(800)	28,559	0.17
Financing and other transaction costs	4,596	0.3%	—	5,404	0.03
Step-up depreciation and amortization	70,798	4.0%	—	70,798	0.43
Deferred gain on derivative instruments	(1,099)	(0.1%)	—	(2,120)	(0.01)
Amortization of debt issuance costs	—	—%	—	3,718	0.02
Deferred taxes and other tax related	—	—%	24,799	24,799	0.15
Total adjustments	103,654	5.9%	23,999	131,158	0.80
Adjusted (non-GAAP)	$393,689	22.4%	$28,309	$289,659	$1.77

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile operating (loss)/income and net (loss)/income to adjusted operating income and adjusted net income were recorded for the three and six months ended June 30, 2020 and 2019:

($ in thousands)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Cost of revenue (1)	$1,331	$4,536	$37,325	$9,312
Selling, general and administrative	6,240	2,468	12,422	3,950
Amortization of intangible assets	31,066	34,384	62,463	68,773
Restructuring and other charges, net (2)	38,218	16,310	42,716	21,619
Operating income adjustments	76,855	57,698	154,926	103,654
Interest expense, net	1,632	1,882	3,263	3,718
Other, net	(3,558)	910	5,717	(213)
Provision for/(benefit from) income taxes	(4,710)	16,446	(18,910)	23,999
Net income adjustments	$70,219	$76,936	$144,996	$131,158

(1)
Includes a $29.2 million loss recorded in the six months ended June 30, 2020 related to the patent infringement case brought by Wasica. We continue to deny any wrongdoing and intend to appeal the decision. Refer to our second quarter 2020 Form 10-Q for additional information regarding this litigation.

(2)
Includes $12.1 million of pre-judgment interest-related damages awarded by the court on the judgment against us in connection with the Wasica litigation, and $24.1 million of charges recognized related to the Q2 2020 Global Restructure Program. Refer to our second quarter 2020 Form 10-Q for additional information regarding this litigation and the restructuring program.

Cash Flow Reconciliation
Reconciliation of net cash provided by operating activities to free cash flow

($ in thousands)	Three months ended June 30,		% Change	Six months ended June 30,		% Change
	2020	2019		2020	2019
Net cash provided by operating activities	$71,728	$139,473	(48.6%)	$170,272	$252,166	(32.5%)
Additions to property, plant and equipment and capitalized software	(27,150)	(39,859)	31.9%	(56,697)	(81,549)	30.5%
Free cash flow	$44,578	$99,614	(55.2%)	$113,575	$170,617	(33.4%)

The following unaudited table reconciles Sensata’s projected (GAAP) diluted EPS per share to its projected adjusted EPS for the three months ending September 30, 2020. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.
Non-GAAP Reconciliation of EPS Guidance

	Three months ending September 30, 2020
	Low End	High End

Projected GAAP Earnings per diluted share	$0.09	$0.15
Restructuring related and other	0.10	0.11
Financing and other transaction costs	0.02	0.02
Deferred (gain)/loss on derivative instruments*	—	—
Step-up depreciation and amortization	0.20	0.20
Deferred income taxes and other tax related	(0.04)	(0.03)
Amortization of debt issuance costs	0.01	0.01
Projected adjusted EPS per diluted share	$0.38	$0.46
Weighted-average diluted shares outstanding (in 000s)	158.4	158.4
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected third quarter 2020 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

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Contacts:

Investors:	Media:
Jacob Sayer	Alexia Taxiarchos
(508) 236-1666	(508) 236-1761
jsayer@sensata.com	ataxiarchos@sensata.com